Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

Second Supplemental Indenture (this “Supplemental Indenture”), dated as of March 9, 2021, to the Indenture, dated as of September 28, 2017 (the “Original Indenture”), among TTM Technologies, Inc., a Delaware corporation (the “Company”), each of the subsidiary guarantors party thereto or that have become a guarantor pursuant to the terms of the Original Indenture (the “Guarantors”), and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of April 18, 2018 (the “First Supplemental Indenture”).

W I T N E S S E T H

WHEREAS, the Company heretofore executed and delivered to the Trustee the Original Indenture, providing for the issuance of an unlimited aggregate principal amount of the Company’s 5.625% Senior Notes due 2025 (the “Notes”);

WHEREAS, each of the Guarantors party to the Original Indenture or the First Supplemental Indenture have agreed to unconditionally Guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth in the Original Indenture and the First Supplemental Indenture, as applicable;

WHEREAS, Section 9.02 of the Original Indenture provides, among other things, that except as provided therein, the Company, the Guarantors and the Trustee may amend the Original Indenture, any Guarantee and the Notes with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes;

WHEREAS, the Company has heretofore conducted an offer to purchase (the “Offer”) any and all outstanding Notes and solicited the consent of the Holders of the Notes (the “Consent Solicitation”) for the proposed amendment to the Indenture on the terms and subject to the conditions set forth in that certain Offer to Purchase and Consent Solicitation dated February 23, 2021 (as amended and supplemented, the “Offer to Purchase”);

WHEREAS, pursuant to the Offer to Purchase, Holders of more than a majority in aggregate principal amount of the outstanding Notes have validly tendered and not withdrawn their Notes for purchase pursuant to the Offer, provided consents to the amendment described in this Supplemental Indenture and are deemed to have directed the Trustee to execute and deliver this Supplemental Indenture, all pursuant to the Consent Solicitation;

WHEREAS, the Company has heretofore delivered to the Trustee the Officer’s Certificate and Opinion of Counsel described in Sections 7.02, 9.06 and 12.04 of the Original Indenture;

WHEREAS, all action on the part of the Company and each Guarantor necessary to authorize the execution and delivery of this Supplemental Indenture have been duly taken; and

WHEREAS, pursuant to Section 9.02 of the Original Indenture, the Company, the Guarantors and the Trustee are authorized to execute and deliver this Supplemental Indenture (the Original Indenture, as supplemented by the First Supplemental Indenture and this Supplemental Indenture being hereinafter called the “Indenture”).

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms; Interpretation. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture. The rules of interpretation set forth in the Indenture shall be applied hereto as if set forth in full herein.

2. Amendment.

(a) Effective upon the execution and delivery by the parties hereto of this Supplemental Indenture, the first sentence of Section 3.07(d) of the Indenture shall be deleted in its entirety and replaced with the following:

“(d) On and after October 1, 2020, the Company may redeem the Notes, in whole or in part, notwithstanding the notice period set forth in Section 3.03, upon not less than three Business Days’ nor more than 60 calendar days’ notice at the redemption prices (expressed as percentages of the principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable redemption date, if redeemed during the 12-month period beginning on October 1 of each of the years indicated below:”

(b) The amendment described in Section 2(a) above shall become operative only upon such time as the Company shall have accepted for purchase, pursuant to the Offer, at least a majority of the aggregate principal amount of the outstanding Notes and made payment therefor. The Company agrees to notify the Trustee in writing (which may be by e-mail) of the occurrence of the operative time of this Supplemental Indenture.

3. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5. Waiver of Jury Trial. EACH OF THE COMPANY, EACH GUARANTOR AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE ORIGINAL INDENTURE, THE FIRST SUPPLEMENTAL INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

6. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, portable document format (“PDF”) or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic means shall be deemed to be their original signatures for all purposes.

7. Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

8. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guarantors.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

TTM TECHNOLOGIES, INC.

By:	/s/ Todd B. Schull
Name: Todd B. Schull
Title: Executive Vice President and Chief Financial Officer

UNICIRCUIT, INC. TTM TECHNOLOGIES NORTH AMERICA, LLC TTM PRINTED CIRCUIT GROUP, LLC ANAREN, LLC ANAREN MICROWAVE, INC. ANAREN CERAMICS, INC. ANAREN GP, INC.

By:	/s/ Todd B. Schull
Name: Todd B. Schull
Title: Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Karen Ferry
Name: Karen Ferry
Title: Vice President